Exhibit 99.1

NovaBay Pharmaceuticals Board Determines Unsolicited Offer is Superior to Asset Purchase Agreement with PRN Physician Recommended Nutriceuticals, LLC

EMERYVILLE, Calif. (October 29, 2024) – NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY) (“NovaBay” or the “Company”) announces that the Company’s board of directors has determined that an unsolicited and non-binding offer from Refresh Acquisitions BidCo LLC (“Refresh”) for an affiliate of Refresh to acquire the Company’s Avenova® brand and related assets is a “Superior Proposal” to the Company’s asset purchase agreement with PRN Physician Recommended Nutriceuticals, LLC (“PRN”).

Refresh’s unsolicited offer provides for terms that are substantially similar to the contemplated transaction with PRN, except that the Company would receive a purchase price of up to $11.5 million (compared with $9.5 million in the transaction with PRN), subject to a downside net working capital adjustment. Refresh’s unsolicited offer also includes Refresh providing a secured term loan to the Company in the principal amount of $2.0 million, which is expected to be repaid upon closing and deducted from the purchase price.

The Company has notified PRN of the board of directors’ determination and that the Company intends to terminate its asset purchase agreement with PRN unless the Company receives a revised proposal from PRN by 11:59 p.m. Pacific time on November 4, 2024, such that the Company’s board of directors determines that Refresh’s unsolicited offer is no longer a Superior Proposal, in accordance with the process provided in the asset purchase agreement with PRN.

“After careful consideration, our board of directors determined that the unsolicited offer by Refresh represents greater value for our stockholders while also placing Avenova in highly capable commercial hands,” said Justin Hall, NovaBay CEO. “Refresh is an affiliate company of RVL Pharmaceuticals, which is commercializing Upneeq® (oxymetazoline hydrochloride ophthalmic solution), 0.1%, the first and only FDA-approved prescription eye drops for adults with low-lying eyelids, also known as acquired blepharoptosis or ptosis. Our Avenova products are highly complementary to this non-surgical solution that quickly lifts eyelids for more awake-looking eyes. Further, RVL Pharmaceuticals and NovaBay are aligned in our shared passion for commercializing products that improve patients’ lives.”

The Company’s asset purchase agreement with PRN, in accordance with such agreement, remains in full force and effect, and the Company’s board of directors has not withdrawn or modified its recommendation regarding stockholders approving the pending transaction with PRN. The Company’s transaction with PRN remains subject to certain closing conditions, including receiving stockholder approval.

Consistent with its fiduciary duties, the Company’s board of directors conducted a comprehensive evaluation of the Refresh unsolicited offer with assistance from independent financial and legal advisors, before making its determination.

About NovaBay Pharmaceuticals, Inc.

NovaBay's leading product Avenova® Lid & Lash Cleansing Spray is often recommended by eyecare professionals for blepharitis and dry eye disease. Manufactured in the U.S., Avenova spray is formulated with NovaBay's patented, proprietary, stable and pure form of hypochlorous acid. All Avenova products are available directly to consumers through online distribution channels such as Amazon.com and Avenova.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These forward-looking statements are based upon the Company and its management’s current expectations, assumptions, estimates, projections and beliefs. Such statements include, but are not limited to, statements regarding the contemplated transaction with PRN, the unsolicited offer by Refresh and related matters. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in, or implied by, these forward-looking statements. Other risks relating to NovaBay's business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in the Company's latest Form 10-K, subsequent Forms 10-Q and/or Form 8-K filings with the Securities and Exchange Commission (the “SEC”) and the Special Meeting Proxy Statement (as defined below), especially under the heading "Risk Factors." The forward-looking statements in this release speak only as of this date, and the Company disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Additional Information and Where to Find It

In connection with the solicitation of proxies, on October 16, 2024, NovaBay filed a definitive proxy statement with the SEC with respect to the special meeting to be held in connection with the proposed asset sale to PRN and a potential voluntary liquidation and dissolution of the Company (the “Special Meeting Proxy Statement”). Promptly after filing the Special Meeting Proxy Statement with the SEC, NovaBay mailed the Special Meeting Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the contemplated asset sale to PRN and potential dissolution. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT NOVABAY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Special Meeting Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by NovaBay with the SEC in connection with the contemplated asset sale to PRN and potential dissolution at the SEC's website (http://www.sec.gov) or at the Company’s investor relations website https://novabay.com/investors/) or by writing to NovaBay Pharmaceuticals, Inc., Investor Relations, 2000 Powell Street, Suite 1150, Emeryville, CA 94608. The information provided on, or accessible through, our website is not part of this communication, and therefore is not incorporated herein by reference.

Participants in the Solicitation

NovaBay and its directors and executive officers may be deemed to be participants in the solicitation of proxies from NovaBay's stockholders in connection with the contemplated asset sale to PRN and the potential dissolution. A list of the names of the directors and executive officers of the Company and information regarding their interests in the contemplated asset sale to PRN and the potential dissolution, including their respective ownership of the Company’s common stock and other securities is contained in the Special Meeting Proxy Statement. In addition, information about the Company’s directors and executive officers and their ownership in the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and filed with the SEC on March 26, 2024, as amended on March 29, 2024 and as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing.

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Avenova Purchasing Information

For NovaBay Avenova purchasing information:

Please call 800-890-0329 or email sales@avenova.com

Avenova.com

NovaBay Contact

Justin Hall

Chief Executive Officer and General Counsel

510-899-8800

jhall@novabay.com

Investor Contact

Alliance Advisors IR

Jody Cain

310-691-7100

jcain@allianceadvisors.com

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